UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2016

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 22, 2016, Dunkin’ Brands Group, Inc. (the “Company”) announced that the Company has hired David Hoffmann to the position of President, Dunkin’ Donuts U.S. and Canada, effective October 3, 2016.
Mr. Hoffmann, 48, has spent 22 years working for McDonald’s Corporation, where he most recently served as President, High Growth Markets, an area that includes China, Russia, South Korea, and several European markets. Prior to that position, Mr. Hoffmann served as President, APMEA from July 2012 through June 2015, as Senior Vice President and Restaurant Support Officer for APMEA from January 2012 through June 2012, and as Vice President of Strategy, Insights and Development for APMEA from May 2011 through December 2011.
Compensation for Mr. Hoffmann
In connection with his hiring, the Company has entered into an offer letter agreement with Mr. Hoffmann. Under this offer letter agreement, upon commencement of employment, Mr. Hoffmann will receive an annual base salary of $700,000, payable in accordance with the Company’s normal payroll practices. Mr. Hoffmann’s base salary will be subject to annual review by the Compensation Committee (the “Committee”) of the Company’s Board of Directors.
Mr. Hoffmann will participate in the Company’s annual management incentive plan (the “Annual Plan”). Under such plan, beginning with the Company’s 2017 fiscal year, Mr. Hoffmann will be eligible to receive an annual target cash incentive opportunity of 100% of his annual base salary. For fiscal year 2016, Mr. Hoffmann’s incentive payment under the Annual Plan, payable in March 2017 and subject to the terms of the Annual Plan, will be approximately $1,100,000. Mr. Hoffmann will have the option to convert some or all of the pre-tax value of such payment into restricted stock units having a grant date fair value of 125% of any such forgone payment by notifying the Company of such election prior to October 3, 2016. Any restricted stock units would vest in three annual installments.
Upon commencement of employment, Mr. Hoffmann will be entitled to receive an award of restricted stock units with an award grant date value equal to approximately $1,400,000 and an additional award of performance stock units with an award grant date value equal to approximately $1,400,000. The number of restricted stock units and performance stock units awarded will be determined in accordance with FASB ASC Topic 718. The restricted stock units will vest in three annual installments and the performance stock units will vest based on the attainment of a pre-established performance goal, generally subject to Mr. Hoffmann’s continued employment.
Commencing in 2017, Mr. Hoffmann will be eligible for awards under the Company’s annual long-term incentive award program in effect for other senior executives of the Company. It is expected that his 2017 annual grant will have a total grant date fair market value of approximately $2,000,000.
Mr. Hoffmann will also be entitled to benefits as are generally made available to other senior executives of the Company, including participation in health/medical and insurance programs. He will also be entitled to relocation and tax preparation assistance as well as temporary transition support with respect to his family.
In the event that Mr. Hoffmann’s employment is terminated by the Company without cause or he resigns for good reason, he would be entitled to severance of up to 12 months’ of his then current base salary, payable in the form of salary continuation, in accordance with the terms of his offer letter agreement. He will also be subject to customary confidentiality and non-competition provisions.
On September 22, 2016, the Company issued a press release announcing the appointment of Mr. Hoffmann. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release of Dunkin’ Brands Group, Inc. dated September 22, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Nigel Travis
Nigel Travis
Chairman and Chief Executive Officer
Date: September 22, 2016